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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                _______________

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 20, 1997
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                         Reliance Group Holdings, Inc.
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              (Exact Name of Registrant as Specified in Charter)

        Delaware                             1-8278            13-3082071
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(State or Other Jurisdiction              (Commission       (IRS Employer
    of Incorporation)                     File Number)     Identification No.)

Park Avenue Plaza, New York, New York                                 10055
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(Address of Principal Executive Offices)                           (Zip Code)

Registrant's telephone number, including area code  212-909-1100
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         (Former Name or Former Address, if Changed Since Last Report)


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     This Current Report on Form 8-K is being filed by Reliance Group Holdings,
Inc., a Delaware corporation (the "Company").

ITEM 5.  OTHER EVENTS

     On August 20, 1997, the Company, Reliance Insurance Company, a Pennsylvania corporation and a wholly-owned subsidiary of the Company ("Reliance"), Lawyers Title Corporation, a Virginia corporation ("Lawyers Title"), and Lawyers Title Insurance Corporation, a Virginia corporation, entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") pursuant to which Reliance will sell to Lawyers Title all of the issued and oustanding shares of capital stock of Commonwealth Land Title Insurance Company, a Pennsylvania corporation and a wholly-owned subsidiary of Reliance, and Transnation Title Insurance Company, an Arizona corporation and a wholly-owned subsidiary of Reliance.

     As consideration for the sale of such capital stock, Reliance will receive approximately $238 million in cash, 4,473,084 shares of Lawyers Title common stock and 2,200,000 shares of Lawyers Title 7% cumulative convertible preferred stock having a stated value of $110 million and being convertible into 4,824,561 shares of Lawyers Title common stock. Such shares of common stock and preferred stock are subject to various terms, conditions and restrictions with regard to sale, conversion and voting. Upon the closing of the transaction, Reliance will own approximately 48% of Lawyers Title on a fully diluted basis and will have three representatives on its board of directors.

     The consummation of the transaction is subject to various conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1977, as amended, and approvals by state insurance regulators and the shareholders of Lawyers Title.

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 29, 1997

                        RELIANCE GROUP HOLDINGS, INC.

                        By: /s/ James E. Yacobucci
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                            Name: James E. Yacobucci
                            Title: Senior Vice President,
                                   Investments